EXHIBIT 15

(Firm Letterhead)

September 21, 2004

Image Entertainment, Inc.
Chatsworth, California

Re:  Registration Statement No. 333-

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 5, 2004 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

(signed) KPMG LLP

Los Angeles, California